DISTRIBUTION FEE AGREEMENT

FOR

ROYCE SMID-CAP VALUE FUND

(FORMERLY ROYCE MID-CAP VALUE FUND)

(SERVICE CLASS)

The Royce Fund, a Delaware business trust (the “Trust”), and Royce Fund Services, Inc., a New York corporation (“RFS”), hereby agree that as compensation for RFS’ services and for the expenses payable by RFS under the Distribution Agreement made October 1, 2001 by and between the parties hereto, RFS shall receive, for and from the assets of the Service Class of Royce SMid-Cap Value Fund, a series of the Trust (the “Service Class”), a fee, payable monthly, equal to .25% per annum of the Service Class’ average net assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the 18th day of September, 2007.

THE ROYCE FUND

/s/ John D. Diederich
John D. Diederich
Vice President

ROYCE FUND SERVICES, INC.

/s/ John D. Diederich
John D. Diederich
Vice President